    As filed with the Securities and Exchange Commission on November 30, 1999
                                                   Registration No. 333-________
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ___________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              ___________________

                              GETTHERE.COM, INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                     93-1184437
    (State or other jurisdiction                          (IRS Employer
  of incorporation or organization)                    Identification No.)

                             4045 Campbell Avenue
                         Menlo Park, California 94025
                                (650) 752-1500
              (Address of principal executive offices) (Zip Code)
                              ___________________

                 GETTHERE.COM, INC. 1996 STOCK INCENTIVE PLAN
                 GETTHERE.COM, INC. 1999 STOCK INCENTIVE PLAN
             GETTHERE.COM, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
             GETTHERE.COM, INC. 1999 DIRECTORS' STOCK OPTION PLAN
                           (Full title of the Plans)
                              ___________________

                                  Gadi Maier
                     President and Chief Executive Officer
                              GETTHERE.COM, INC.
                             4045 Campbell Avenue
                             Menlo Park, CA  94025
                    (Name and address of agent for service)
                                (650) 752-1500
         (Telephone number, including area code, of agent for service)
                              ___________________

                        CALCULATION OF REGISTRATION FEE
================================================================================

              Title of                                Proposed Maximum      Proposed Maximum
             Securities                   Amount          Offering              Aggregate         Amount of
               to be                      to be             Price                Offering        Registration
             Registered               Registered (1)      per Share (2)          Price (2)           Fee
             ----------               ----------          ---------              -----               ---

1996 Stock Incentive Plan
-------------------------
  Options                              5,408,051           N/A                   N/A                     N/A
  Common Stock (par value $0.0001)     5,408,051          $16.00             $86,528,816          $   22,843.61

1996 Stock Incentive Plan
-------------------------
  Common Stock (par value $0.0001)     2,235,540          $16.00             $35,768,640          $    9,442.92

1999 Stock Incentive Plan
-------------------------
  Options                              5,000,000            N/A                    N/A                   N/A
  Common Stock (par value $0.0001)     5,000,000          $16.00             $80,000,000          $   21,120.00

1999 Directors' Stock Option Plan
---------------------------------
  Options                                750,000            N/A                    N/A                   N/A
  Common Stock (par value $0.0001)       750,000          $16.00             $12,000,000          $    3,168.00

1999 Employee Stock Purchase Plan
---------------------------------
  Rights to Purchase                   2,500,000            N/A                    N/A                   N/A
  Common Stock (par value $0.0001)     2,500,000          $16.00             $40,000,000          $   10,560.00

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of GetThere.com, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of GetThere.com, Inc. on November 22, 1999.

                                EXPLANATORY NOTE

          GetThere.com, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its common stock, $0.0001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that GetThere.com, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,235,540 shares of common stock acquired by Selling Stockholders under the GetThere.com, Inc. 1996 Stock Incentive Plan.

                              GETTHERE.COM, INC.

        FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                        REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                                   Location/Heading in Prospectus
--------------------                                                   ------------------------------
1.    Forepart of Registration Statement and Outside Front             Cover page
      Cover page of Prospectus

2.    Inside Front and Outside Back Cover Page of Prospectus           Available Information; Incorporation of Certain
                                                                       Information by Reference

3.    Summary Information, Risk Factors and Ratio of                   Risk Factors
      Earnings to Fixed Charges

4.    Use of Proceeds                                                  Use of Proceeds

5.    Determination of Offering Price                                  Not applicable

6.    Dilution                                                         Not applicable

7.    Selling Security Holder                                          Selling Security Holder

8.    Plan of Distribution                                             Plan of Distribution

9.    Description of Securities to be Registered                       Not Applicable

10.   Interests of Named Experts and Counsel                           Not Applicable

11.   Material Changes                                                 Not Applicable

12.   Incorporation of Certain Information                             Documents Incorporated by Reference

13.   Disclosure of Commission Position on                             Indemnification
      Indemnification for Securities Act Liabilities

                             Shares of Common Stock
                               GetThere.com, Inc.

          This Reoffer Prospectus relates to 2,235,540 shares of the Common Stock, par value $0.0001 (the "Common Stock"), of GetThere.com, Inc. (the "Company"), which may be offered from time to time by certain key employees named herein and certain employees who are not named herein who are not affiliates (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

          The Common Stock is traded on the Nasdaq National Market System.

          The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
      ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

          No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

          The date of this Prospectus is November 30, 1999.

                             AVAILABLE INFORMATION

          The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports,
                                      ------------------
proxy statements and other information regarding registrants that file electronically with the Commission.

          The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

          A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Bob Brown, GetThere.com, Inc., 4045 Campbell Avenue, Menlo Park, CA 94025. The Company's telephone number at that location is (650) 752-1500.


                               TABLE OF CONTENTS


                                                                            Page
THE COMPANY...............................................................    3
RISK FACTORS..............................................................    4
USE OF PROCEEDS...........................................................   21
REGISTERED STOCKHOLDERS...................................................   21
PLAN OF DISTRIBUTION......................................................   21
DOCUMENTS INCORPORATED BY REFERENCE.......................................   23
INDEMNIFICATION...........................................................   23

                                  THE COMPANY

     GetThere.com, Inc. ("GetThere.com" or the "Company") is a provider of Internet-based travel procurement and supply services, primarily for businesses and travel suppliers. Our services enable users to make airline, hotel and car rental reservations and to purchase airline tickets over the Internet. Our services also provide users with access to valuable travel information, such as airline, hotel, car rental, news, weather, maps and pricing information. Through our ITN Global Manager service, which is sold to businesses, we provide a Web site for each business that enables its employees to make travel-related reservations and to purchase airline tickets over the Internet. Through our ITN FlightRez service, which is sold to travel suppliers such as airlines, we provide a Web site that enables travel suppliers to sell travel products and services over the Internet. In addition, we provide Web sites to Internet-based content and electronic commerce providers and travel agencies that enable them to sell travel products and services over the Internet. We derive our revenues primarily from transaction fees and commissions when reservations are made or airline tickets are purchased using our services.

      In 1998, there were approximately 1.4 billion total airline passengers worldwide as reported by the International Air transport Association. According to the American Express 1998 Survey of Business Travel Management, U.S. businesses in 1998 completed 154 million air travel transactions and U.S. business expenditures for airline tickets, car rentals and lodging exceeded $122 billion. Forrester Research estimates that online expenditures for business travel will grow from $5 billion in 1999 to $38 billion in 2003.

     We believe the current market for the procurement and supply of travel-related goods and services is characterized by numerous inefficiencies that contribute to higher costs. These inefficiencies are largely the result of the involvement of multiple intermediaries and limited access by businesses and travel suppliers to valuable travel-related information. Accordingly, businesses may find it more difficult to negotiate favorable contracts with travel suppliers, monitor employee compliance with corporate travel policies and direct purchases to preferred travel suppliers. These inefficiencies may also limit the ability of travel suppliers to establish personalized relationships with customers, minimize excess capacity and maximize the effectiveness of customer loyalty programs, such as frequent flier programs. In addition, the labor intensive nature of the travel procurement and supply processes decreases productivity and contributes to higher costs.

     Our services are designed to reduce current inefficiencies in the travel procurement and supply process by decreasing the role of intermediaries, such as travel agents, by providing customers with valuable travel information and by enabling the internal procurement and supply processes of our customers to become quicker and more efficient. ITN Global Manager is designed to enable our business customers to reduce costs, increase productivity and provide real-time data analysis and reporting. ITN FlightRez is designed to enable our travel supplier customers to increase revenue opportunities, reduce sales and distribution costs, enhance customer service and increase customer loyalty.

     Our objective is to be the leading provider of Internet-based procurement and supply services for travel and other indirect goods and services. Key elements of our strategy are to

     .  expand our customer base;

     . increase the rates of adoption of our services by our business customers;

     .  aggressively pursue other travel markets;

     .  continue to develop our technology; and

     . leverage technology and relationships into markets for other indirect goods and services.
                              ___________________

     We were incorporated in the State of California as Internet Travel Network on August 7, 1995 and changed our name to GetThere.com, Inc. on July 16, 1999. Our principal headquarters are located at 4045 Campbell Ave., Menlo Park, California 94025, and our telephone number is (650) 752-1500.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before buying shares in this offering. These risks and uncertainties are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also become important factors that may harm our business.

                         Risks Related to Our Business

It is difficult to evaluate our business because our business model is evolving.

  It is difficult to accurately forecast our revenues, and we have limited meaningful historical financial data on which to plan operating expenses. We were incorporated on August 7, 1995. Prior to 1996, our business was focused on providing travel-related services to consumers from our www.itn.net Web site and other consumer-related Web sites. In 1996, we began focusing on our services for businesses and travel suppliers. We introduced ITN Global Manager for businesses in 1996 and ITN FlightRez for travel suppliers in 1997. In addition, the revenues and income potential of our business and market are unproven. Changing our focus from the consumer business to providing Internet-based travel procurement and supply services for businesses and travel suppliers may not have a positive effect on, or may harm, our business or operating results. If we are unable to accomplish the following, we may not become commercially successful:

  . grow our base of both business and travel supplier customers;

  . increase adoption rates by our existing business customers;

  . successfully implement sales and marketing initiatives;

  . provide timely and effective customer service and technical support; and

  . anticipate and adapt to the evolving online travel services market.

We will devote a significant amount of our resources to satisfy our obligations under our agreement with American Express.

  We recently entered into an agreement with American Express under which American Express has agreed to promote and sell our Internet-based travel procurement services to its customers and potential customers. This relationship is likely to require the use of a significant amount of our resources, including our management and technical personnel. This devotion of a significant amount of our resources to this relationship could impair our ability to develop other aspects of our business, which could seriously harm our results of operations if we are unable to generate a significant amount of revenues from our agreement with American Express. In addition, we are required to reimburse American Express a portion of its fees if we do not deliver a minimum number of unique users to American Express. American Express Company, the parent of American Express Travel Related Services, is traded under the symbol "AXP", and its file number under the Exchange Act of 1934, as amended, is 001-07657. The information contained in any filings by American Express Company is not a part of this prospectus.

American Express has developed a travel service with Microsoft that competes with our ITN Global Manager service.

  American Express and Microsoft have developed the AXI travel management system, which is a service that provides a Web site for businesses that enables their employees to make travel-related reservations and to purchase airline tickets over the Internet. This service competes directly with our ITN Global Manager service. If we are unable to compete effectively with the AXI travel management system, our business and results of operations would be adversely affected. Even though we have a business relationship with American Express to provide Web-based travel services on behalf of American Express, American Express is not precluded from selling and servicing the AXI travel management system or from continuing to work with Microsoft.

We have incurred significant net losses to date and expect to continue to incur net losses for the foreseeable future.

  Since our inception we have incurred significant net losses and negative cash flow. We expect net losses and negative cash flow to continue for the foreseeable future, and we may never be profitable. We incurred net losses of $20.3 million for the six months ended July 31, 1999, $15.6 million for our fiscal year ended January 31, 1999 and $6.4 million for our fiscal year ended January 31, 1998. As of July 31, 1999, we had an accumulated deficit of $46.0 million. We anticipate that our losses will increase significantly from current levels as we continue to increase our operating expenses in each of our operating expense categories. In addition, we expect the rate at which these losses will be incurred will increase significantly from current levels, particularly in the quarter ending October 31, 1999. We expect these additional costs and expenses to be related to:

  . transitioning the use of our www.itn.net Web site to American Express;

  . developing and implementing the American Express travel procurement services for businesses;

  . developing Web sites for Northwest Airlines and America West Airlines;

  . establishing and integrating our recently acquired call center in Fort
    Lauderdale, Florida;

  . enhancing our Internet-based travel procurement and supply services;

  . continuing to develop our services, computer network and the systems that we use to process travel-related transactions;

  . recruiting and training additional personnel, particularly customer service, technical support and engineering personnel;

  . moving our headquarters to Menlo Park, California;

  . establishing an engineering development center in Dallas, Texas;

  . developing the GetThere.com brand, as well as other marketing and promotional activities; and

  . developing relationships with strategic business partners.

  Unless we generate and sustain substantially higher revenues while maintaining reasonable expense levels, we will continue to incur significant net losses. Even if we increase revenues we may experience price competition or increased expenses which would lower our gross margins or cause us to incur net losses. Furthermore, if we ever do achieve profitability or reduce our net losses, we may not sustain this result on a quarterly or annual basis in the future.

Our quarterly operating results may fluctuate in future periods and we may fail to meet expectations.

  We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful because of quarterly fluctuations, and that such comparisons may not be accurate indicators of future performance. Consequently, in future quarters our operating results may fall below the expectations of investors and, as a result, the price of our common stock may fall. The operating results of companies in the travel and electronic commerce industries have in the past experienced significant quarter-to-quarter fluctuations. We will likely experience similar fluctuations due to a number of factors, any of which, if not adequately addressed, may adversely affect the long-term viability of our business. These factors include:

  . varying adoption rates of our services;

  . the timing and expense of expanding our operations;

  . our ability to attract new customers, retain existing customers and satisfy customer demand;

  . the mix of transaction revenues and professional service revenues;

  . the mix of transaction revenues from businesses, travel suppliers and other customers;

  . our ability to achieve market acceptance of new services and upgrades;

  . product introductions by us;

  . our ability to attract, integrate and retain key personnel;

  . changes in our pricing policies;

  . our ability to upgrade and develop our systems and infrastructure without disrupting our operations;

  . technical difficulties with our systems or system down time;

  . difficulties accessing computer reservation systems or travel suppliers' systems; and

  . costs related to the acquisition of businesses or technologies.

  In addition, we expect our quarterly operating results to fluctuate due to factors beyond our control, including:

  . unforeseen events affecting the travel or electronic commerce industries;

  . product introductions by our competitors;

  . changes in the rate of Internet usage and electronic commerce;

  . changes in inventory availability from suppliers or commission rates paid by travel suppliers; and

  . changes in the pricing policies of our competitors.

  We currently expect that a majority of our revenues for the foreseeable future will come from fees paid to us by our customers who have implemented our ITN Global Manager and ITN FlightRez services and from commissions earned from travel suppliers. The volume and timing of these fees and commissions are difficult to predict because the market for our services in its infancy. As with other companies in our industry, our operating expenses, which include sales and marketing, research and development and general and administrative expenses, are based on our expectations of future revenues and are relatively fixed in the short term. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in our operating results from quarter to quarter and could result in greater than expected operating losses.

  In addition, we will incur significant costs related to the move of our corporate headquarters from Palo Alto, California to Menlo Park, California, which we accomplished in the fall of 1999. As a result, we expect our net losses to be significantly higher for the quarter ending October 31, 1999 and the quarter ending January 31, 2000.

Our recent acquisition of a call center will cause our gross margins to decrease.

  As a result of the acquisition of a call center in Fort Lauderdale, Florida in July 1999 and the start-up costs associated with integrating this call center, we expect our gross margins to decrease in the quarter ending October 31, 1999 and in subsequent quarters. Fluctuations in our operating results due to these decreased margins will make period-to-period comparisons of our operating results less meaningful and could cause fluctuations in our stock price.

Our business is subject to seasonal fluctuations.

  We have experienced and expect to continue to experience seasonality in our business, reflecting seasonal fluctuations in the travel industry, Internet usage and advertising expenditures. This seasonality will cause quarterly fluctuations in our operating results and could significantly harm our business and operating results. Business travel bookings typically decline during the fourth quarter of each calendar year due to decreased business travel during the holiday season. Consumer travel bookings typically increase during the second quarter of each calendar year in anticipation of summer travel. Internet usage and the rate of such usage typically decline during the summer. In addition, advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising.

The price per share of our stock in a previous offering was lower than the initial public offering price.

  In August and September of 1999, we sold in a private placement 1,875,423 shares of our series C preferred stock at a price of $5.125 per share and 5,041,076 shares of our series E preferred stock at a price of $12.50 per share. Investors who purchased these shares in the private placement obtained our stock at a lower price than will be available in this public offering.

Our results of operations will be harmed by charges associated with our payment of stock-based compensation and charges associated with other securities issuances by us.

  We expect to incur a significant amount of amortization in future periods, which will negatively effect our operating results. We expect to amortize approximately $6.3 million of stock-based compensation for the quarter ending October 31, 1999 and may incur additional amortizable charges in the future in connection with grants of stock-based compensation at below market value. In addition, in August and September 1999, we sold an aggregate of 1,875,423 shares of series C convertible preferred stock at a purchase price of $5.125 per share, of which 500,000 shares were repurchased in November 1999. We expect to record a charge in an amount equal to the difference between the fair value of the series C convertible preferred stock and the amount paid for the stock. In August and September 1999, we issued a warrant to purchase an aggregate of 375,000 shares of common stock, a warrant to purchase an aggregate of 1,136,821 shares of series C convertible preferred stock and warrants to purchase an aggregate of 2,160,046 shares of series E convertible preferred stock, of which a warrant to purchase 200,000 shares of Series E convertible preferred stock terminated in connection with the repurchase of Series C and E convertible preferred stock in November 1999. As a result of issuing these warrants in connection with the sale of our preferred stock, our earnings per share will be adversely affected until the closing of this offering.

  In addition, in August 1999, we issued a warrant to purchase up to 1,650,000 shares of our series C convertible preferred stock to Northwest Airlines at an exercise price of $5.125 per share. The exercise of this warrant is subject to the implementation of our services on Northwest Airlines' primary Web site, www.nwa.com prior to August 27, 2001. We will record an expense for the Northwest Airlines warrant to the extent the exercise price is lower than the market value of our common stock if and when the specified conditions are achieved. We cannot currently quantify the amount of this expense, however, based on the initial public offering price of $16.00, the fair value of this warrant is approximately $21.0 million.

Our long and variable sales cycle depends upon factors outside our control and could cause us to expend significant time and resources prior to earning associated revenues.

  The typical sales cycle of our services is long and unpredictable, requires pre-purchase evaluation by a significant number of employees in our customers' organizations and involves a significant investment decision by our customers. These lengthy sales cycles will have a negative impact on the timing of our revenues, especially our realization of transaction revenues, and may cause our revenues and operating results to vary significantly from period to period. Our sales cycle is affected by the business conditions and budgetary cycles of each prospective customer. Many of our potential customers are large enterprises that generally take longer to make significant purchases. Moreover, a purchase decision by a potential customer typically requires the approval of several senior decision makers. Our sales cycle for our larger business customers and travel suppliers is generally between six and nine months, although it has on occasion lasted significantly longer.

  Many of our customers test the technical fit of our services prior to entering into a full services contract with us by undertaking a pilot program. Some of our pilot programs have taken over a year to complete and require us to commit significant resources with no certainty that a sale will result.

  We have not yet reached a definitive agreement regarding providing our services for Northwest Airlines' primary Web site, www.nwa.com. We may not reach a definitive agreement with Northwest Airlines or successfully implement our services on its www.nwa.com Web site or America West Airlines' Web site.

Because implementation of our travel procurement and supply services is time consuming, there may be significant delays between the sale and deployment of our services.

  The implementation and deployment of our services require a significant commitment of resources by us and by our customers. Any delays may have a negative impact on our recognition of revenues, especially our recognition of transaction revenues, and could significantly harm our business and operating results. Prior to full implementation, most of our customers undertake a lengthy process to integrate our services into their systems. The timing of deployment depends upon the:

  . complexity of our customers' current systems and intended application and the required implementation and customization efforts;

  . technical and engineering capabilities of our customers;

  . resources that our customers are willing to dedicate to implement travel procurement or supply services;

  . budgetary constraints of our customers;

  . availability of our development, training and support organizations to provide technical support to our customers; and

  . decision by some customers to implement a pilot program prior to full deployment of our services.

  Because of the number of factors influencing the integration and deployment processes, we expect that the period between selling our services and the time our customers deploy applications based on our services will vary widely. We have experienced and expect to continue to experience delays in the deployment of our services.

The market for Internet-based travel procurement and supply services is highly competitive and we may not be able to compete effectively.

  The market for Internet-based travel procurement and supply services is new, highly competitive and rapidly evolving, and we expect competition to intensify in the future. Our failure to compete effectively would harm our business and operating results. Increased competition is likely to result in price reductions, reduced gross profits and loss of market share, any of which could harm our revenues and operating results. We currently, or potentially may, compete with a variety of companies. Our primary competition currently comes from or is anticipated to come from companies in the following categories:

  . providers of online travel products and services to businesses, such as Sabre BTS, Oracle Corporation's eTravel, XTRA On Line, American Express AXI and Microsoft;

  . other online providers of indirect goods and services such as Ariba and Commerce One; and

  . traditional travel service providers, including travel agencies.

  In addition, we compete with consumer Web sites, such as Microsoft's Expedia and Sabre's Travelocity, which recently announced the acquisition of Preview Travel.

  Some of our competitors and potential competitors have longer operating histories and significantly greater financial resources and name recognition than we do. In addition, many of these companies have more technical, marketing and sales personnel and more established customer support and professional services organizations than we do. They may also enter into strategic or commercial relationships with larger, more established and well-financed companies.

  Furthermore, as new participants enter the online travel procurement and supply market, we will face increased competition. Potential competitors, such as online providers of indirect goods and services, may incorporate online travel-related services into their existing product offerings. It is also possible that new competitors or alliances among our competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can, which could cause our services to become obsolete.

We rely on United Air Lines for a significant portion of our transaction revenues, and the termination of this relationship would adversely affect our business.

  United Air Lines, one of our principal stockholders, has been our primary travel supplier customer since November 1997. Any disruption of our relationship with United Air Lines could leave us with excess overhead, as well as with a loss of significant revenue, either of which would significantly harm our business and operating results as well as our reputation for providing services to travel suppliers. In fiscal 1999 and for the six months ended July 31, 1999, we derived $1.5 million and $1.9 million directly and zero and $319,000 indirectly from United Air Lines, accounting for an aggregate of 24.8% and 39.5% of our total revenues. During these periods, United Air Lines has also accounted for substantially all of our revenues from our travel supplier customers. We expect that in the near term the percentage of our revenues derived from United Air Lines will increase. Our services agreement with United Air Lines can be terminated by us or United Air Lines for any reason by providing the other party with notice 180 days prior to termination. In addition, as our primary customer, we dedicate a significant amount of our resources to United Air Lines. The public filings of UAL Corporation, the parent of United Air Lines, can be found at www.sec.gov. UAL Corporation is traded under the symbol "UAL", and its file number under the Exchange Act of 1934, as amended, is 001-06033. The information contained in any filings by UAL Corporation is not a part of this prospectus.

We may not be able to significantly increase the use of our services after our services have been implemented by our customers.

  If the use of our services does not increase significantly, we may not be able to achieve or sustain growth in our business. Employees of our business customers and patrons of our travel supplier customers and other customers have been slow to increase the use of our services after implementation. The adoption of our services is largely outside of our control and primarily dependent on our customers' efforts and ability to promote the use of our services. Furthermore, any failure to increase the use of our services would limit our ability to increase revenues from customers, which would significantly harm our business and operating results.

Two of our recent advertisements contain statements that may not be accurate.

  We have run an advertisement as recently as September 27, 1999 that states that we process more Internet-based business to business travel transactions than anyone. We have not substantiated the statements in the advertisement. As a result, this claim may not have been accurate when originally released, and, if it were accurate at that time, it may no longer be accurate. If this statement is no longer accurate, it could indicate a loss of market share, which could significantly harm our business and operating results. In addition, another of our advertisements states that businesses can achieve adoption rates of 50% to 61% by using our services. This claim is based on the experience of only one of our customers and not of our other customers, which have experienced much lower rates.

We have limited experience with widespread deployment of our travel procurement and supply services.

  If we cannot support large-scale deployments, our business and operating results will be significantly harmed. Only a limited number of our customers have deployed ITN Global Manager and ITN FlightRez on a large scale. Our primary source of revenue is expected to come from transaction fees derived from the use of ITN Global Manager and ITN FlightRez; therefore, our ability to support large numbers of transactions is critical to our success. Our ability to provide effective and timely support for our services depends on our ability to:

  . attract, train, integrate and retain sufficient engineering personnel;

  . establish effective customer support and technical organizations;

  . enhance our systems and technology to add functionality and scalability;

  . provide sufficient training to our customers, including training on systems usage and Web site configuration;

  . test and document the performance of our systems;

  . provide adequate data storage; and

  . efficiently integrate our technology with the systems of our customers.

  In addition, our customers require ITN Global Manager and ITN FlightRez to be highly scalable. We must be able to rapidly accommodate a large increase in the number of users. If we are unable to achieve this level of scalability in a timely manner, our business and operating results could be significantly harmed.

We have experienced significant growth in our business in recent periods, and failure to manage our growth could strain our management and other resources.

  We may fail to successfully offer our services and develop new customer relationships, which could significantly harm our business and operating results. In addition, we are integrating the operations of our recently acquired call center in Fort Lauderdale, Florida, moving our headquarters from Palo Alto, California to Menlo Park, California and planning to establish an engineering development facility in Dallas, Texas. These efforts will be expensive and will put a significant strain on our management and other resources. We continue to increase the scope of our operations and grow our headcount substantially. At January 31, 1998, we had a total of 74 employees, and at October 15, 1999, we had a total of 271 employees. We expect to hire a significant number of new employees in the near future. This growth has placed, and our anticipated future operations will continue to place, a significant strain on our management, systems and resources and on our internal training capabilities. If we fail to effectively manage our growth, our business and operating results will be significantly harmed.

We may not be able to develop the necessary infrastructure or hire the required personnel to manage our growth, which could result in the disruption of our operations.

  To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, manage expanded operations and attract, train, integrate and retain key employees, including those in our engineering, operations and executive management organizations. These key employees include Gadi Maier, our president and chief executive officer, Kenneth R. Pelowski, our chief financial officer and chief operating officer, Eric Sirkin, our vice president of engineering, and Daniel Whaley, our chief technical officer. We currently have a relatively small professional services and customer support organization. We will need to increase our customer service and support staff to serve new customers and the expanding needs of our existing customers. However, hiring qualified professional services and customer support personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where we are headquartered, due to the high demand for people with the necessary technical skills and understanding of the Internet. We expect to face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company. We may not be able to attract, integrate, assimilate or retain highly qualified personnel in the future. Our business will not continue to grow and could be significantly harmed if we are unable to attract qualified personnel.

Our operating results are substantially dependent on the success of ITN Global Manager and ITN FlightRez, and a reduction in sales or our inability to significantly increase sales of our services, including sales of our ITN Global Manager and ITN FlightRez, would significantly harm our business.

  We expect to derive a substantial portion of our revenues from ITN Global Manager and ITN FlightRez, and we have not yet generated any profits from sales of these services. If we are unable to generate significant revenues from either ITN Global Manager or ITN FlightRez, or if we are unable to generate profits from these services, our business and operating results would be significantly harmed. In the six months ended July 31, 1999 and in the fiscal year ended January 31, 1999, ITN Global Manager and ITN FlightRez collectively accounted for 54.8% and 45.7% of our total revenues, and we expect this dependence to remain the same or increase in the future. We need to significantly increase sales of our services, including sales of ITN Global Manager and ITN FlightRez. Our services may not successfully compete with those of our competitors, and we may not be able to enhance our services or develop new services to meet customer needs. In addition, we have in the past offered equity rights to potential customers in connection with the sale of our services. In the future, we expect to decrease offering equity rights to these potential customers which may make sales of our services more difficult. Furthermore, businesses and travel suppliers may choose to develop their own Internet-based travel services.

We have received a high level of complaints regarding our traveler support services.

  Any failure to improve the support we provide to travelers could significantly harm our business and operating results. Travelers and customers seeking telephone customer support from us have experienced delays before being connected to our traveler support staff. In addition, our traveler support staff has not always been able to answer travelers' questions. This problem has become more pronounced due to the increasing complexity of travel services provided, such as the integration of affinity programs. As a result, we have received an increased number of complaints regarding our traveler support services. We recently purchased an additional call center in Fort Lauderdale, Florida, but this call center may not be fully operational until the end of 1999. The operations of this call center may not be integrated into our business in a timely or effective manner. Our two call centers may not sufficiently handle future growth. Furthermore, unless our traveler support staff is adequately trained to effectively respond to travelers' questions, travelers may continue to experience frustration with our traveler support, which could lead to a loss of business.

We rely on suppliers of travel services and products for our revenues, and these suppliers are not obligated to use our services or pay us commissions.

  We are dependent on airlines, hotels, car rental companies and other providers of travel services in order to offer our business customers access to travel products and services. If these travel suppliers restrict our access to their products and services or otherwise make our services unnecessary or less attractive to travelers, we would experience significant harm to our business and operating results. None of these suppliers are obligated to sell their products or services through us. Some travel service providers may decide not to sell their services online or through our services. Some travel service providers have initiated direct online distribution channels and, in some cases, have offered reduced rates directly to major business customers.

  Revenues derived from some of our customers are dependent on the commissions customarily paid by travel suppliers for purchases made through our travel procurement services. These travel suppliers are not obligated to pay any specified commissions or to pay commissions at all. As a result, travel suppliers may reduce current commission rates or eliminate such commissions entirely, which could significantly harm our business and operating results.

Our travel procurement services depend on our ability to access computer reservation systems.

  Our travel procurement services are limited to those travel suppliers whose services and products are available through the computer reservation systems we access. These travel suppliers may not continue to sell services or products through the computer reservation systems to which we have access. In addition, we may not be able to extend our existing relationships to a wider array of travel services or maintain or establish new relationships with computer reservation systems. Our failure to do so would significantly harm our business and operating results.

  Of the Web sites we provide services to, approximately 66% use the Galileo International computer reservation system. If our agreement to use the Galileo International system were terminated, we would be unable to process travel transactions for a significant number of our customers. Our agreement with Galileo terminates on June 30, 2001, although either party to the agreement may terminate the agreement if the other party becomes insolvent or ceases or suspends its operations, or if the other party fails to perform its obligations under the agreement and this failure continues for a period of 30 business days. In addition, we currently do not have a direct connection with the Sabre computer reservation system. Companies seeking to use our services through the Sabre computer reservation system need to provide their own connection to Sabre. As a result, companies using Sabre may find our services less attractive.

A decline in the travel industry will significantly harm our business.

  Our business and future growth are dependent on the travel industry. We currently derive substantially all of our revenues from our Internet-based travel procurement and supply services. Any decline in the travel industry would significantly harm our business and operating results. The travel industry is sensitive to changes in economic conditions and tends to decline during general economic downturns and recessions. The travel industry is also highly susceptible to events beyond our control, such as fuel price escalation, travel related accidents, extreme weather conditions, labor disputes, terrorist activities, the outbreak or threat of military hostilities and other adverse occurrences.

Our strategy to provide our services in the market for Internet-based procurement and supply of indirect goods and services is unproven and may fail.

  One of our strategies is to apply our existing expertise in the travel market to provide services for the Internet-based procurement and supply of other indirect goods and services. For example, we may provide Web sites through which companies, such as telecommunications and information technology companies, can supply their goods and services. The pursuit of this strategy may cause us to expend significant time and resources on the development of new services. However, this strategy may not be successful. If we are unsuccessful, we may not be able to recover the costs and expenses associated with developing and implementing this strategy. In addition, the time and attention of our management will have been diverted. Consequently, our business and operating results may be significantly harmed.

  In addition, the markets for Internet-based procurement and supply of indirect goods and services are extremely competitive. When and if we enter markets for the Internet-based procurement and supply of indirect goods and services other than travel, we may not be able to compete successfully. Several companies have been competing in the Internet-based procurement and supply of indirect goods and services markets for the past several years and consequently have a larger customer base than we do. We may not be successful in selling our services to their existing customers or competing for future customers. We expect that competition in these markets will intensify as current competitors expand their product offerings and new competitors enter these markets. Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future.

Our strategy to expand internationally may not succeed and makes us much more susceptible to risks from international operations.

   We intend to increase our international sales capabilities and operational presence. However, we may not successfully increase our international sales capabilities and operations. Our international business activities are subject to a variety of risks, including:

  . reduced intellectual property protection in some countries could allow others using our technology to compete against us or otherwise misappropriating our intellectual property;

  . the incurrence of significant penalties if we do not comply with a wide variety of complex foreign laws and treaties;

  . difficulty in integrating international operations with existing operations;

  . difficulty in staffing and managing international operations;

  . the loss of revenues and asset values resulting from currency fluctuations;

  . higher costs due to licenses, tariffs and other trade barriers;

  . longer sales and payment cycles and greater difficulties in collecting accounts receivable; and

  . interruptions in our operations due to political and economic instability.

  The expansion of our international sales capability and operations, will require significant capital and other resources, may divert the attention of our management and will further expose us to these risks. To date, we have not adopted a hedging program to protect us from risks associated with currency fluctuations. To the extent that we are unable to successfully expand internationally or manage the expansion of our business into international markets, our business and operating results could be harmed.

Our executive officers and certain key personnel are critical to our business, and many of these officers and key personnel have only recently joined us and may not remain with us in the future.

  The loss of one or more of our executive officers or other key personnel could significantly harm our business and operating results. Any of our officers or key personnel can quit at any time, and we cannot prevent them from joining our competitors or otherwise competing with us. If we are unable to retain or integrate any key personnel, or if any key personnel join a competitor or otherwise compete with us, our business and operating results could be significantly harmed. Our future success depends on the continued services and performance of our senior management and other key personnel, particularly Gadi Maier, our president and chief executive officer, and Ken Pelowski, our chief operating officer and chief financial officer. Almost all of our senior management joined us recently, including Mr. Maier, who joined us in December 1998, and Mr. Pelowski, who joined us in April 1999. In addition, between December 1998 and May 1999, we hired our vice presidents of engineering, human resources, sales and services. In November 1999, we promoted one of our employees to vice president of marketing. Because our management team has only worked together for a short period of time, we do not know if our managers will effectively integrate into our operations or work well together. We do not have "key person" life insurance policies covering any of our employees.

We rely on Exodus Communications to host and maintain our systems.

  We rely on Exodus Communications to provide us with and maintain the facilities, power and climate control necessary to operate our computer hardware and software. If Exodus Communications fails to adequately host or maintain our systems, our services could be disrupted and our business and operating results could be significantly harmed. Exodus Communications currently provides these hosting and maintenance services for our computer hardware used to process travel-related transactions. Our agreement with Exodus Communications has a term of six months and is automatically renewable for additional six month terms. This agreement may be terminated by either party upon 60 days' notice to the other party.

We incorporate software licensed from third parties and any defects or significant interruption in the availability of these products could harm our business.

  We rely on third-party software for the development of our products and services. For example, we use Netscape Enterprise Server to configure presentation layers of each unique Web site, and our platforms are based on commercially-supported versions of the UNIX operating system. Some of the software we license from third parties would be difficult to replace. This software may not continue to be available on commercially reasonable terms or at all. The loss or inability to maintain any of these technology licenses could result in delays in the sale of our services until equivalent technology, if available, is identified, licensed and integrated. Such delays could harm our business. We may not be able to replace the functionality provided by third-party software currently offered with our services if that software is found to be obsolete, defective or incompatible with future versions of our services or if that software is discontinued or upgraded in such a way that it becomes incompatible with our services. In addition, if this third-party software is not adequately maintained or updated it may become incompatible with our current services. The absence of, or any significant delay in, the replacement of third-party software could result in delayed or lost sales and increased costs and could harm our business and operating results.

We may not be able to develop services that contain the features and functionality our customers demand.

  If we fail to accurately determine the features and functionality that our customers require and enhance our existing services or develop new services, our current and potential customers will not buy them. Any failure to develop services that contain the features and functionality our customers demand could harm our business and operating results. To date, we have designed our services based in large part on feedback from a limited number of current and potential customers. Therefore, the features and functionality of our services may not adequately satisfy future customer demands. Some of our customers may also require us to develop customized features or capabilities, which would increase our costs and consume our limited resources. In addition, we may not be able to develop customized features in a cost-effective manner.

If we do not respond to rapid technological changes by introducing new services, our services could become obsolete and our business would be seriously harmed.

  The development of our services entails significant technical, financial and business risks. We may not be able to successfully implement new technologies or adapt our services to customer requirements or emerging industry standards.

  The Internet and electronic commerce are characterized by:

  . rapid technological change;

  . changes in user and customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  . the emergence of new industry standards and practices.

  Any of these factors could render our services obsolete.

  If we fail to modify or improve our services in response to evolving industry standards, our services could rapidly become obsolete, which would harm our business and operating results. Uncertainties related to the timing and nature of new product announcements, introductions or modifications by vendors of operating systems, applications software and Internet browsers could harm our business and operating results.

If the protection of our trademarks and other proprietary rights is inadequate, our business could be harmed.

  Our means of protecting our proprietary rights may not be adequate. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. These legal protections afford only limited protection for our trade secrets and other intellectual property. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we offer our services. Unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and our competitors could independently develop similar technology.

  We have filed applications for United States trademark registrations for, among other trademarks, "GetThere," "ITN Global Manager" and "ITN FlightRez." We may not be able to secure these registrations. It is also possible that our competitors or others will adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

  Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. Furthermore, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications in the United States that claim trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings before the United States Patent and Trademark Office to determine priority of rights to the trademarks, which could result in substantial costs to us. Any litigation, arbitration or priority proceeding to protect our trademarks and other proprietary rights, even if not adverse, could result in substantial costs, diversion of development resources and diversion of technical and management personnel and could significantly harm our business and operating results.

Our business may be harmed if we are found to infringe proprietary rights of others.

  Third parties may claim infringement by us with respect to past, current or future proprietary rights. We expect that participants in our industry will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation or arbitration and diversion of technical and management personnel or require us to develop non-infringing technology or to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all, and could significantly harm our business and operating results.

  We may be subject to potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms GetThere, ITN Global Manager, ITN FlightRez or GT Exchange. Any claims or customer confusion related to our trademarks, or our failure to obtain trademark registration, would harm our business. We are aware of a pending trademark application in the European Union filed by a company for the mark GETTHERE!. We have discussed the rights related to this mark with this company, but we have not resolved this matter. If it is determined that this mark is validly held by this company, we may be unable to use the mark in the European Union, which could significantly harm our ability to expand our brand awareness and business operations in the European Union. We also use, and our customers use, trade names, trademarks and other similar intellectual property of travel suppliers on Web sites supported or hosted by us. This use may result in claims of infringement or misuse brought by the owners of this intellectual property. Any claims or disputes of this type may also damage the relationships we have with travel suppliers and preclude us from using travel supplier trade names and other intellectual property, either of which could significantly harm our business and operating results.

If we engage in acquisitions, we will incur a variety of costs, and the anticipated benefits of the acquisition may never be realized.

  We have acquired and may in the future attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. No material acquisition is currently being pursued. The process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from the ongoing development of our business, which could impair our relationships with our current employees, customers and strategic partners. Moreover, we may be unable to maintain uniform standards, controls, procedures and policies in connection with any acquisition, and we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could significantly harm our business and operating results.

  In addition, recent proposed changes in the Financial Accounting Standards Board rules for merger accounting may affect our ability to make acquisitions and harm our business results if we complete any acquisitions. For example, elimination of the "pooling" method of accounting for mergers could increase the amount of goodwill that we would be required to record if we merge with another company, which would significantly harm our future operating results. Furthermore, accounting rule changes that reduce the availability of write-offs for in-process research and development costs in connection with an acquisition could result in the capitalization and amortization of such costs and negatively impact our operating results in future periods.

Year 2000 issues present technological risks, could cause disruptions to our business and could harm our sales.

  We may experience negative consequences from year 2000 problems, including material costs caused by undetected errors or defects in the technology used in our internal systems. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish the year 2000 and 21st century dates from other 20th century dates. If we fail to adequately address year 2000 issues, or third parties that maintain our systems, such as Exodus Communications, fail to adequately address year 2000 issues, we may be unable to provide services to our customers, which would be similar to experiencing a general Internet failure. Moreover, if our competitors do not experience similar year 2000 problems, we will be at a relative competitive disadvantage. This competitive disadvantage could result in:

  . delay or loss of revenues;

  . cancellation of customer contracts;

  . diversion of development resources;

  . diversion of technical and management personnel;

  . damage to our reputation;

  . increased service and warranty costs; and

  . litigation costs.

  Our internal systems, including those used to deliver our services, utilize third-party hardware and software which may contain year 2000 problems. In addition, the external systems on which we rely, such as computer reservation systems, may not be year 2000 compliant, which may significantly harm our business and operating results. If we discover that any of our systems need modification, or any of our third-party hardware and software is not year 2000 compliant, we will try to make modifications to our systems on a timely basis. We cannot assure you that we will be able to modify these products, services and systems in a timely, cost-effective or successful manner, and the failure to do so could significantly harm our business and operating results.

Software defects could impair our ability to provide our services to our customers.

  Complex proprietary technology like ours frequently contain defects or errors that may be detected only when the technology is in use. Further, we often render implementation, consulting and other technical services, which typically involve working with sophisticated software, computing and networking systems. From time to time, we experience software bugs which disrupt our operations. We could fail to meet project milestones in a timely manner or meet customer expectations as a result of any defects or errors. Any defect or failure to meet project milestones for services could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, harm to our reputation, increased insurance costs or increased service and warranty costs. To address these problems, we may need to expend significant capital and resources that may not have been budgeted, and such problems may divert technical and management personnel, which could significantly harm our business and operating results.

Online security failures could harm our business and operating results.

  The secure transmission of confidential information over the Internet is a significant risk to electronic commerce, and any failure by us to provide effective security would lead to a loss of customers. Advances in computer capabilities, new discoveries in security technology, breakdowns in our security technology or other events or developments may result in a compromise or breach of the algorithms we use to protect customer and transaction data. Our servers are vulnerable to such security breaches, which could lead to interruptions in our business, delays in access to our services, loss of data or the inability to accept and confirm customer reservations. A third party that is able to circumvent our security systems could steal customer data or other confidential or proprietary information or cause interruptions in our operations or those of our customers, thus causing damage to our reputation and loss of customers. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential or proprietary customer information. Our insurance coverage may not be adequate to reimburse us for losses caused by security breaches, and our security measures may not prevent security breaches. As a result, we may be required to expend a significant amount of financial and other resources to protect against security breaches or to alleviate any problems that they may cause. These issues may divert technical and management personnel. Security concerns and security breaches of our services, as well as the products and services of others, could significantly harm our business and operating results.

Our systems are subject to external events that may impact our ability to conduct our business operations.

  Currently, some of our systems are located in leased facilities in Palo Alto, California and some are hosted by Exodus Communications in Santa Clara, California and Sterling, Virginia. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-in, earthquake and similar events. Palo Alto and Santa Clara are located on a primary fault line. We currently do not have a disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur.

Product liability claims could harm our business.

  Our customers utilize our services for their travel procurement and supply needs. Any errors, defects or other performance problems could result in financial or other damages to our customers and prompt them to bring a product liability claim against us. A product liability claim brought against us, even if unsuccessful, would likely result in substantial costs and diversion of resources, management and other personnel and could significantly harm our business and operating results.

If we experience significant credit card fraud, we will incur increased costs.

  If we fail to adequately control fraudulent credit card transactions, our revenues and results of operations would be harmed because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

Our officers, directors and entities affiliated with our officers and directors will beneficially own approximately 38% of our common stock following the completion of this offering.

  Our executive officers, directors and entities affiliated with our executive officers and directors will, in the aggregate, beneficially own approximately 38% of our outstanding common stock following the completion of this offering. If they act together, they will be able to influence matters requiring stockholder approval, including the election of directors and the approval of mergers or other business combination transactions. To the extent these stockholders can prevent the approval of a merger or acquisition, other stockholders may not be able to recognize a premium on their shares.

United Air Lines and American Express will have significant influence over our management and business decisions.

  Covia, a wholly owned subsidiary of United Air Lines and the beneficial owner of approximately 28% of our common stock following the completion of this offering, holds an option to purchase one share each of our series D1 and series D2 convertible preferred stock which, if exercised, would provide Covia the right to elect two members to our board of directors. Consequently, Covia could have significant influence over our management and business decisions.

  American Express, the beneficial owner of approximately 15% of our common stock following the completion of this offering, holds one share of our series D3 convertible preferred stock and has the right to elect one representative to our board of directors.

We are subject to anti-takeover provisions that could delay or prevent an acquisition of our company.

  Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock." We have implemented a classified board. In addition, some of our stockholders, including United Air Lines, American Express and America West Airlines are subject to a standstill agreement preventing them from acquiring more than a specified percentage of our voting securities. This standstill agreement will have the effect of making it more difficult for these stockholders to acquire us.

We do not intend to pay any dividends.

  We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. In addition, our lending facilities contain certain restrictions on our ability to pay dividends.

                Risks Related to the Electronic Commerce Market

Our business depends upon online travel procurement achieving market acceptance.

  The online market for travel products and services is in its infancy. Any failure to achieve acceptance of our online travel services could significantly harm our business and operating results. We may not be able to convince a large number of businesses to utilize online travel procurement methods instead of traditional methods. Furthermore, businesses that have implemented our online services experience low adoption rates by their employees. Specific factors that could prevent widespread business acceptance of online travel procurement methods include:

  . competition from traditional travel procurement systems, such as travel agencies;

  . entrenched travel procurement systems;

  . failure to provide adequate customer service;

  . reliability of access to the Internet;

  . lack of security on the Internet; and

  . the development of Internet infrastructure and performance.

  As a result of such factors, we may not be able to gain commercial acceptance of our online travel services.

Our revenues may decrease if Internet usage growth or Internet infrastructure development does not occur as projected.

  The use of the Internet as a means of transacting business is relatively new and has not been accepted by all customers in the markets we have targeted. As a result, the market may not accept products and services that rely on the Internet, such as ours. If the growth rate of Internet usage in our targeted markets is less than expected our revenues will suffer. The Internet as a means of conducting business may not continue to grow at a rate similar to its historical rate, if at all.

  In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. The recent growth in Internet traffic has caused frequent periods of decreased performance. The infrastructure may not be able to support these demands and the performance and reliability of the Internet may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage including usage of our services could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Furthermore, changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and by our customers in particular. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet infrastructure as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our services will be hindered, which will significantly harm our business and operating results.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business.

  Laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and to what extent existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, the result of which may be to impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could significantly harm our business and operating results.

                         Risks Related to this Offering

There has been no prior market for our common stock, and the price of our stock will be volatile.

  Before this offering, there was no public trading market for our common stock, and an active trading market for our common stock may not develop or be sustained after this offering. The initial public offering price may not be indicative of the price that will prevail in the public market after this offering. The public market price of our common stock could fall below the initial public offering price.

  In addition, the market price for our common stock is likely to be highly volatile, particularly since the market for Internet-related stocks has experienced extreme price and volume fluctuations. We expect our stock price to be subject to wide fluctuations as a result of a variety of factors, including factors beyond our control. Such factors include:

  . actual or anticipated variations in our quarterly operating results;

  . announcements of technological innovations or new products or services by us or by our competitors;

  . publicity about our company, our services, our competitors or electronic commerce in general;

  . conditions or trends in the Internet and electronic commerce industries;

  . changes in the economic performance and/or market valuations of other
    Internet, electronic commerce or travel companies;

  . announcements by us or by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of key personnel;

  . releases of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock; and

  . potential litigation.

  Because of this volatility, it is likely that we will fail to meet the expectations of our stockholders at some time in the future, resulting in a decline in our stock price.

Future sales of shares could affect our stock price.

  If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. Based on shares outstanding as of October 15, 1999, upon completion of this offering we will have outstanding 31,345,425 shares of common stock, assuming no exercise of the underwriters' over-allotment option and assuming the repurchase of 500,000 shares of series C convertible preferred stock and 200,000 shares of series E convertible preferred stock in November 1999. In addition to the shares being sold in this offering, approximately 19,266,847 shares will be eligible for sale in the public market after the date of this prospectus.

Investors in this offering will suffer immediate and substantial dilution.

  The initial public offering price of our common stock is substantially higher than the book value per share of our outstanding common stock. As a result, based upon the initial public offering price of $16.00 per share, if you purchase common stock in this offering, you will incur immediate, substantial dilution in pro forma net tangible book value of $11.50 per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the initial public offering price of our common stock. In particular, after this offering we will have outstanding warrants to purchase 7,504,503 shares of our common stock. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering.

We have substantial discretion as to how to use the proceeds from this offering.

  Our management has broad discretion as to how to spend the proceeds from this offering and may spend the proceeds in ways with which our stockholders may not agree. We cannot predict that investments of the proceeds will yield a favorable or any return.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.

                            REGISTERED STOCKHOLDERS

          The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees and family trusts of key employees (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options granted under the 1996 Stock Incentive Plan.

          The following table sets forth certain information with respect to the Registered Stockholders as of November 29, 1999:

                                                                                       Number of
                                                                     Number of        Shares to be       Number of Shares
          Registered              Stockholder's Position with      Shares Owned         offered             Owned After
         Stockholder                      Company                  Before Offering      Hereby                Offering*
----------------------------     -------------------------------   ----------------   -------------      -----------------
1% Holders and others:
Gadi Maier                       President, Chief Executive                 745,000         745,500                      0
                                 Officer and Director

Eric Sirkin                      Vice President of Engineering              280,000         280,000                      0

Daniel Whaley                    Chief Technical Officer and              1,240,000         315,000                925,000
                                 Director

Kenneth R. Pelowski              Chief Operating Officer, Chief             625,000         625,000                      0
                                 Financial Officer and Director

Other Registered Stockholders    Employees and family trusts of                 N/A         270,040                    N/A
holding less than 1% of the      employees
Capital Stock

--------------------------------------------------------------------------------

* Assumes sale of all of the shares offered; however, the Registered Stockholder may or may not sell all or any of the offered shares.

                             PLAN OF DISTRIBUTION

          The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

          The Selling Stockholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

          To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholders or anyone effecting sales on behalf of the Selling Stockholders may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

          The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholders or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                      DOCUMENTS INCORPORATED BY REFERENCE

     GetThere.com, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

     (a) GetThere.com, Inc.'s prospectus filed with the Commission under Rule 424(b) under the Securities Act of 1933, as amended (the "1933 Act"), in connection with Registration Statement No. 333-87161 on Form S-1 filed with the Commission on September 15, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for GetThere.com, Inc.'s fiscal years ended January 31, 1998 and 1999; and

     (b) The GetThere.com, Inc.'s Registration Statement No. 000-28105 on Form 8-A filed with the Commission on November 15, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

          All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article Six of GetThere.com, Inc.'s Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. GetThere.com, Inc.'s Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the GetThere.com, Inc. and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to GetThere.com, Inc. for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. GetThere.com, Inc. has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide GetThere.com, Inc.'s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

     GetThere.com, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "SEC"):

     (a) The Registrant's prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-87161 on Form S-1 filed with the SEC on September 15, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Registrant's fiscal years ended January 31, 1998 and 1999; and

     (b) The Registrant's Registration Statement No. 000-28105 on Form 8-A filed with the SEC on November 15, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities
          -------------------------

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          Not Applicable.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. Article Six of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not Applicable.

Item 8.   Exhibits
          --------

Exhibit Number   Exhibit
--------------   -------

     4 Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-28105 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

     5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

     23.1        Consent of PricewaterhouseCoopers LLP, Independent Accountants.

     23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

     24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.


Item 9. Undertakings
        ------------

          A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall
                        ---------
not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, 1999 Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan.

          B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a cRegistrant'st of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California on this 29th day of November, 1999.


                              GETTHERE.COM, INC.


                              By:   /s/ Gadi Maier
                                    --------------------------------------
                                    Gadi Maier
                                    President and Chief Executive Officer



                               POWER OF ATTORNEY
                               -----------------

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of GetThere.com, Inc., a Delaware corporation, do hereby constitute and appoint Gadi Maier and Kenneth R. Pelowski, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                          Title                                     Date
---------                                          -----                                     ----

/s/ Gadi Maier                           President, Chief Executive Officer and           November 29, 1999
--------------------------------------
Gadi Maier                               Director (Principal Executive Officer)

/s/ Kenneth R. Pelowski                  Chief Operating Officer and Chief Financial       November 29, 1999
--------------------------------------
Kenneth R. Pelowski                      Officer (Principal Financial and Accounting
                                         Officer)

/s/ Daniel Whaley                        Chief Technical Officer and Director              November 29, 1999
--------------------------------------
Daniel Whaley


Signature                                               Title                             Date
---------                                               -----                             ----
/s/ Richard D.C. Whilden                        Chairman of the Board              November 29, 1999
-----------------------------------------
Richard D.C. Whilden

/s/ Jeffrey D. Brody                            Director                           November 29, 1999
-----------------------------------------
Jeffrey D. Brody

/s/ William R. Hambrecht                        Director                           November 29, 1999
-----------------------------------------
William R. Hambrecht

/s/ John Ueborroh                               Director                           November 29, 1999
----------------------------------------
/s/ John Ueberroth

/s/ Dale J. Vogel                               Director                           November 29, 1999
----------------------------------------
Dale J. Vogel

                                 EXHIBIT INDEX


Exhibit Number  Exhibit
--------------  -------


       4 Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-28105 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

       5 Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

      23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

      23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

      25 Power of Attorney. Reference is made to page II-3 of this Registration Statement.